Exhibit 10.5
Employment Agreement
1. Recitals.
          (a) Cedar Fair, L.P., a publicly traded Delaware limited partnership, is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management Inc., and Magnum Management Corp., (hereinafter collectively referred to as “Cedar Fair” or the “Company”).
          (b) Cedar Fair Management Inc., an Ohio corporation, manages the day-to-day activities of, and establishes the long-term objectives for, Cedar Fair. The Board of Directors of Cedar Fair Management Inc. (the “Board”) wishes to enter into an employment agreement with, or to cause another affiliate to enter into an employment agreement with, Richard L. Kinzel (the “Executive”) to be effective as of December 1, 2006.
          (c) The Executive has held the position of President and Chief Executive Officer of Cedar Fair since 1986.
          (d) The Board desires to retain the employment of Executive in his present capacity and to assure Cedar Fair of his continued services in this capacity. The Board also desires Executive to remain active with Cedar Fair after the completion of Executive’s employment with Cedar Fair.
          (e) Executive desires to remain in the employment of Cedar Fair in his present capacity, and he is committed to serve and assist Cedar Fair on the terms provided in this Agreement.
          (f) In consideration of the mutual promises contained herein and other good and valuable consideration, the Executive and Cedar Fair have entered into this Agreement.
2. Term of Employment.
               Except as otherwise provided in this Agreement, Cedar Fair and the Executive agree that the Executive will remain in the employ of Cedar Fair until January 2, 2012. The “Term of Employment” shall refer to the period commencing on December 1, 2006 and ending on January 2, 2012; provided, however, that the Company shall have the right to terminate this Agreement at any time, subject to the obligations to provide the benefits and make the payments provided herein. Upon Executive’s termination of employment, Executive will resign all officer positions with all affiliates of the Company.
3. Nature of Duties.
          (a) The Executive agrees to devote his full-time to the business and affairs of Cedar Fair so as to achieve the goals and objectives set by the Board, and to use his best efforts to promote the interests of Cedar Fair and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement. Executive further understands that he is governed by a duty of loyalty and fidelity to Cedar Fair by virtue of his position.

          (b) Except as otherwise provided herein, Cedar Fair agrees that it will not, without the Executive’s express written consent, (i) assign to the Executive duties inconsistent with his current position, duties, responsibilities and status with Cedar Fair, (ii) change his titles or offices as currently in effect. As part of a succession planning program at Cedar Fair, effective January 1, 2010, Executive shall relinquish his title of President, if requested by the Board.
4. Board Membership.
          Executive is currently Chairman of the Board of Directors. As part of a succession planning program at Cedar Fair, Executive shall continue to be appointed to Chairman of the Board until December 30, 2011 provided he is elected a member of the Board. Thereafter, Executive will serve as member of the Board for a period of at least three more years provided he is elected to the Board. The Executive shall have the exclusive use of an appropriate office located at Cedar Fair’s headquarters in Sandusky, Ohio and be provided with a secretary.
5. Compensation.
          (a) Base Salary. As compensation for Executive’s services, Cedar Fair shall pay to the Executive during the term of this Agreement an annual salary (“Base Salary”). The Executive’s Base Salary shall be no less than $1,200,000.00 per year and may be adjusted upwards each year in an amount determined by the Board.
          (b) Incentive Compensation. During the Term of Employment, Cedar Fair agrees that Executive will be eligible to participate in the Corporate Officers Incentive Compensation Plan, the Senior Management Incentive Compensation Plan, the Senior Management Long-Term Incentive Compensation Plan and Equity Incentive Plans and any amendments thereto and any new Plan established subsequent to the effective date of this Agreement. Cedar Fair agrees that during the Terms of Employment, Executive shall participate in the various incentive plans on terms no less favorable then provided other senior managers and/or officers of Cedar Fair.
6. Fringe Benefits.
          The fringe benefit plans and other benefit programs currently maintained and provided by Cedar Fair in which the Executive will be eligible to participate upon the execution of this Agreement are listed in Schedule A hereto. Cedar Fair agrees that Executive shall be eligible to participate in the fringe benefit plans and other benefit programs on terms no less favorable than provided other senior managers and/or officers of Cedar Fair.
7. Business Expenses and Perquisites.
          Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by Cedar Fair in accordance with Cedar Fair’s policies as in effect from time to time.

8. Termination by Cedar Fair Other Than for Cause.
          (a) If Cedar Fair shall terminate the Executive’s employment prior to January 2, 2012, other than pursuant to Section 11 hereof, then Cedar Fair shall pay to the Executive in a lump sum on the twentieth business day following the Date of Termination, the following amounts:
(i) The Executive’s Base Compensation Salary through the Date of Termination; and
(ii) In lieu of any further Base Salary payments for periods subsequent to the Date of Termination, an amount equal to the present value of Executive’s Base Salary that Executive would have received had he remained employed with Cedar Fair through the Term of Employment (determined at the rate of pay in effect upon the date of Executive’s termination of employment); and
(iii) In lieu of any further Incentive Compensation provided pursuant to any equity or Incentive Compensation Plan in effect, an amount equal to the present value of Incentive Compensation that Executive would have received had he remained employed through the Term of Employment. For purposes of this provision, in calculating the amount of Incentive Compensation Executive would have received, the weighted average Incentive Compensation received by Executive over the three years preceding termination of employment shall be multiplied by the number of years (or prorations thereof) remaining from the Date of Termination through January 2, 2012; and
(iv) Executive shall become immediately vested in any Award, Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, or any other right, interest or option relating to Units or other securities of Cedar Fair issued to Executive, pursuant to the 2000 Equity Incentive Plan, the 2002 Long Term Plan or any amendment thereto, or any new Plan established subsequent to the effective date of this Agreement, and shall be entitled to exercise any Award, Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, or any other right, interest or option relating to Units or other securities, at any time on or before March 1, 2012; and
(v) Executive and his spouse shall be provided with lifetime health care coverage and life insurance as specified in Paragraphs 9 and 13.
          (b) Notwithstanding the foregoing provisions of this Paragraph 8(a), in the event Executive is a “specified employee” (as that term is defined under Internal Revenue Code (“Code”) Section 409A at the time his employment is terminated), no payments hereunder may be made, or benefits conferred, prior to six months after the date of “separation from service” (as that term is defined under Code Section 409A, but this provision shall be effective only to the extent that such payment or provision of benefits would be taxable under Code Section 409A.

          (c) The payment of any amounts or provision of any benefits under this Paragraph 8 are conditioned upon the execution and non-revocation of a separation agreement and release in a form mutually acceptable to Executive and the Company.
9. Termination Upon Executive’s Death.
          In the event of Executive’s death, this Agreement shall terminate and Cedar Fair shall pay to Executive’s estate any compensation and benefits earned but not so yet paid as of the date of Executive’s death. Cedar Fair, at its expense, shall in addition to any other life insurance currently provided to Executive, shall purchase a two million dollar term life insurance policy on the life of the Executive and permit him to designate the beneficiary. The term life insurance shall remain in effect until July 23, 2018 regardless of whether Executive is actively employed. In addition, Executive and/or his estate shall be entitled to the benefits provided in Paragraph 8(a)(iv) and (v). All other benefits and compensation shall cease upon Executive’s death.
10. Termination for Disability.
          Cedar Fair may terminate this Agreement for “Disability” if the Executive is “Disabled.” For purposes of this Agreement, the Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with Cedar Fair on a full-time basis for a period of six (6) consecutive months and a physician selected by Cedar Fair with the consent of the Executive is of the opinion that the Executive is suffering from “Total Disability” as defined in any disability insurance program maintained by Cedar Fair. Any termination of employment pursuant to the provision shall be deemed a termination by Cedar Fair other than for cause as set forth in Paragraph 8 and Executive shall be entitled to compensation and benefits as provided therein. Monetary payments received by Executive from any long term or short term disability plan maintained by Cedar Point shall be used to reduce any salary or Incentive Compensation payments made by Cedar Fair pursuant to this Agreement.
11. Termination for Cause.
          (a) Cedar Fair may terminate the Executive’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime of moral turpitude; (ii) upon the willful and continued failure by the Executive to substantially perform his duties with Cedar Fair which failure results in material injury or damage, including damage to the reputation of Cedar Fair; (iii) the failure of Executive to comply with the provisions of Paragraph 14 and 15 hereof; (iv) intentional theft or embezzlement from Cedar Fair; (v) the commission of a fraudulent act or practice by the Executive affecting Cedar Fair; (vi) an act of gross negligence or gross misconduct that relates to the affairs of Cedar Point; or (vii) violation of the Company’s policies or procedures relating to discrimination or harassment in the workplace. Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated for cause if this termination took place as a result of (i) any act or omission the Executive reasonably and in good faith believed to have been in or not opposed to the best interests of Cedar Fair; or (ii) any act or omission in respect of which a determination be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Regulation

Laws of Cedar Fair or the laws of the State of Ohio, in each case as in effect at the time of such act or omission. Further, Executive shall not be deemed to have been terminated for cause without reasonable written notice (“Cause Notice”) to the Executive, which notice shall specify the grounds for the Board’s decision.
          (b) If the Executive’s employment shall be terminated for Cause, Cedar Fair shall pay the Executive his Base Compensation through the Date of Termination and all Incentive Compensation earned but not as yet paid as of the Date of Termination. Cedar Fair shall have no further obligations to the Executive under this Agreement.
12. Other Benefits Upon Termination.
          Unless the Executive is terminated for Cause, Executive shall receive and be eligible to participate, until January 2, 2012, in the Plans, fringe benefits and other benefit programs on terms no less favorable than provided to other senior managers and officers of Cedar Fair. In the event that participation in any such Plan, fringe benefits or other benefit programs is barred, Cedar Fair shall arrange to provide the Executive with benefits substantially similar to those which he otherwise would have received had he remained employed through the Term of Employment.
13. Retirement.
          In addition to any other benefits provided to a retired employee including but not limited to severance and his normal and supplemental retirement benefits, Executive and his spouse shall receive, at Cedar Fair’s expense, lifetime health coverage benefits as a supplement to Medicare. Any expense for the Medicare coverage shall be reimbursed to Executive and/or his spouse. The combined Medicare and Cedar Fair supplemental coverage shall be substantially similar to coverage provided to active employees of Cedar Fair. Executive, upon his retirement, shall also become immediately vested in any Award, Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, or any other right, interest or option relating to Units or other securities issued pursuant to the 2000 Equity Incentive Plan, the 2002 Long Term Plan or any amendment thereto or any new Plan in effect at the time of his retirement.
14. Disclosure of Information.
          (a) The Executive acknowledges that it is the policy of Company to maintain as secret and confidential all Confidential Information (as defined herein). The parties hereto recognize that the services to be performed by the Execute pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the effective date, the Executive will acquire, or may have acquired, Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of the Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with the Company pursuant to this Agreement, the Executive agrees that at all times from after the effective date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that

(i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Section 14 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than the Company, or its executive officers or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided, that in such case, the Executive shall (a) give the Company the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section 14 shall survive any termination of this Agreement. During the Term of Employment the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 14 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
          (b) For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the Business (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean (a) the business of amusement and water parks, (b) leisure theme parks, (c) any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of the Executive’s termination, and (d) any joint venture, partnership or agency arrangements relating to the businesses described in (a) through (c) above.
          (c) Return of Company Property. The Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to the Executive.
          (d) Inventions. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the Business of the Company, shall be promptly and fully disclosed by the Executive to the Board of Directors of the Company, and shall be the Company’s exclusive property as opposed to the Executive. The Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Executive hereby assigns any and all such inventions to the Company and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to the Company of any and all such inventions as contemplated by this Section 14. The Executive shall, upon the Company’s request and without any payment therefore, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights of the Company with respect to such inventions as are to be in the Company’s exclusive property as against the Executive under this Section 14 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company.
15. Non-Competition.
          (a) The Executive agrees that, during the Employment Term and during any period in which the Executive is receiving benefits from Cedar Fair or if longer, for a period of 24 months following the date of termination by the Executive of his employment with the Company for any reason (the “Noncompetition Period”) the Executive will not (A) directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business (i) in which 10% or more of whose annual revenues are derived from a Business as defined above and (ii) which conducts business in any locality or region of the United States, Canada, Mexico, Europe, or Asia (whether or not such competing entity or business is physically located in the United States, Canada, Mexico, Europe, or Asia), where Business is being conducted by the Company on the date the Executive’s employment is terminated hereunder and in each and every area where the Company intends to conduct such Business as it expresses such intent in the written strategic plan developed by the Company as of the date the Executive’s employment is terminated hereunder and (B) either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an Executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm or other entity who is, or has at any time within two years prior to the date of such action been, a customer or supplier of the Company; provided, that the restrictions of clause (ii) of this sentence shall also apply to any person, company, firm or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action. Notwithstanding the forgoing, the Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of 5% of any class of such securities shall not be considered a breach of the covenants set forth in this Section 15 (a) above.
          (b) The Executive agrees that, at all times from after the Effective Date, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an Executive of the Company (i) seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or (ii) solicit or employ any such person at any time within 12 months following the date of cessation of employment of such person with the Company, in any locality or region of the United States, Canada or Mexico and in each and every other area where the Company conducts its Business.
          (c) The Executive expressly agrees and understands that the remedy at law for any breach by him of paragraphs 14 and 15 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation by the Executive of any provision of paragraphs 14 and 15, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in these paragraphs 14 and 15 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of paragraphs 14 and 15 which may be pursued or availed of by the Company.
          (d) The Executive has carefully considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon the Company under paragraphs 14 and 15, and hereby acknowledges and agrees that the same are reasonable in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the business interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
16. Termination by Executive.
          Except for Paragraphs 13, 14, and 15, in the event Executive voluntary resigns his employment prior to the end of Term of Employment, this Agreement shall become null and void.
17. Successors, Binding Agreement.
          Cedar Fair will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cedar Fair, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cedar Fair would be required to perform it if no such succession had taken place. Failure of Cedar Fair to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from Cedar Fair in the same amount and on the same terms as would apply if the Executive was terminated other than for cause.
18. Amendment or Modification; Conflicts.
          No provisions of this Agreement may be amended modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. This Agreement shall supersede and replace the June 1, 2003 employment agreement between Executive and Cedar Fair. In the event there is any conflict or ambiguity between any term or condition set forth in this Agreement and any term or condition set forth in any Plan, Incentive Compensation Plan or Program, Equity Incentive Plan or Award, Retirement Plan, Supplemental Retirement Plan, Severance Plan, Award Agreement, Fringe Benefit Plan or any other written document, the terms and conditions of this Agreement shall supersede and control except to the extent that any other plan or program provides Executive with additional or enhanced benefits or compensation; provided, however, that this provision shall not be construed to permit the change, amendment, or interpretation of any plan or program described herein, to the extent such change, amendment, or interpretation would create or cause a violation of any Federal or state law or regulation including, but not limited to, the Code, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, or the Securities Exchange Act of 1934.
19. Right to Amend or Terminate Plans or Programs.
          Nothing in this Agreement shall be construed to prevent or otherwise inhibit the right of the Company to alter, amend, discontinue, or terminate any plan, program, fringe benefit, or perquisite hereunder, provided that any such action is of general application to all similarly situated executives and is not specific to Executive.
20. Arbitration
          (a) The Executive and Cedar Fair agree that any dispute, claim or controversy arising out of or relating to this Agreement, including but not limited to claims of employment discrimination and/or claims over whether the Executive’s employment was terminated for “Cause,” except as set forth in Subsection 20(f) below, shall be settled by final and binding arbitration, and judgment upon the award of the Arbitration panel may be entered and enforced in any federal or state court having jurisdiction over the parties. The Executive expressly acknowledges that this agreement to arbitrate applies without limitation to any claims of unlawful discrimination, harassment, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims and tort claims under federal, state or local law. By agreeing to submit any and all claims (except as set forth in Subsection 20(f) below) to arbitration, the Executive and Cedar Fair expressly waive any right that they may have to resolve such claims through any other means, including a jury trial or court trial.
          (b) Arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Arbitration rules of the American Arbitration Association (“AAA”). Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA.
          (c) Both parties shall be entitled to representation by individuals of their choice and to written information directly relevant to the arbitration of their claims. Each party will be entitled to take three depositions, not including any depositions necessary to perpetuate the testimony of unavailable witnesses. The arbitrator panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Should the Executive prevail in arbitration, Cedar Fair shall reimburse the Executive for reasonable costs, expenses and attorney’s fees incurred by Executive. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved or decided the issues. The costs of the arbitration panel shall be paid by Cedar Fair.
          (d) All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (i) to the extent that the parties agree otherwise in writing; (ii) as may be appropriate in any subsequent proceedings between the parties such as to enforce the arbitration award; or (iii) as may otherwise be compelled by law.
          (e) The terms of this arbitration procedure are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. Where possible, consistent with the procedure, any otherwise invalid provision of the procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, orders of the arbitration panel or settlements under the procedure.
          (f) The parties agree and acknowledge that the promises and agreements set forth in Sections 14 (Disclosure of Information) and 15 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth herein in Section 20, but rather such claims may be brought in any federal or state court of competent jurisdiction. Any claims made by the Executive, for workers’ compensation (except retaliation claims), or unemployment benefits are also excepted from the arbitration provisions set forth herein in Section 20.
21. Survival of Certain Provisions.
          The provisions of Paragraphs 14 and 15 shall survive the termination of this Agreement.
22. Captions.
          Captions are not controlling for interpretation of this Agreement.
23. Waiver.
          The Waiver of the enforcement of any provision by a party hereto shall not be construed as the waiver of any other provision of this Agreement.

24. Validity.
          The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.
25. Counterparts.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

CEDAR FAIR L.P.	CEDAR FAIR MANAGEMENT, INC.

By:	By:
Name, Title		Name, Title

Date:	Date:

MAGNUM MANAGEMENT CORP.

By:

Name, Title

Date:

Richard L. Kinzel

Date: